Exhibit 3.4
CERTIFICATE OF FORMATION
OF
OTLP GP, LLC
     This Certificate of Formation, dated March 14, 2011, has been duly executed and is filed pursuant to Sections 18-201 and 18-204 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
     1. Name. The name of the Company is “OTLP GP, LLC”.
     2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
     EXECUTED as of the date written first above.

OTLP GP, LLC
By:	/s/ Jan Vogel
Name: Jan Vogel Title: Authorized Person